Bay Banks of Virginia, Inc. Reports Second Quarter 2013 Earnings Up 139%

KILMARNOCK, Va., Aug. 9, 2013 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported a 139% improvement in earnings of $232,000 for the quarter ended June 30, 2013 compared to $97,000 for the same quarter in 2012. Earnings improved 84% to $372,000 for the six months ended June 30, 2013 compared to $203,000 for the six months ended June 30, 2012.

"Our second quarter and year to date results are highlighted by improved earnings, better asset quality and our capital position remains strong," said Randal R. Greene, President and Chief Executive Officer. "We continue working on core earnings in 2013, but with a focus toward prudent growth into contiguous markets. The loan production office opened last quarter in Middlesex County is exceeding expectations. Since June 30, 2013, that office has closed $4.3 million in new loans. The bank has also continued to improve asset quality, with nonperforming assets down to 1.7% of total assets. During the second quarter, changes were made which will be significant to the long-term success of the bank. I am pleased to announce all of these positive steps the Company has made for the future."

  Branch Consolidation:  At the end of the second quarter, the Company announced plans to close its Heathsville, Virginia branch and consolidate those accounts into two nearby branches.  The branch will close on 9/30/13, saving $100,000 annually.
  Reduction in Force/Early Retirement:  The Company has seen lobby traffic decline substantially over the past several years, due in great part to the increase in technology and the many alternative retail delivery channels available to our customers.  As management analyzed operations, the decision was made to eliminate 7.5 positions for a total annual savings of $311,000.
  FHLB Debt Restructure:  In April, the bank restructured a $10 million FHLB advance which is expected to save $157,000 annually.  The restructure reduced the rate on the advance from 4.23% to 2.65% and extended the maturity from September 2016 to September 2020.
  BOLI (Bank Owned Life Insurance):  In April, the bank made a $5 million investment in BOLI which is expected to offset $190,000 of employee benefit expenses.
  Sale of Bay Trust Building:  The Trust Company signed a contract to sell the former Bay Trust building in the second quarter.  The transaction closed on July 1, resulting in a gain of $166,000 and is expected to reduce the subsidiary's expenses by $2,500/month.
  Core Earnings Improvements:  After second quarter net income is adjusted for non-recurring items of $98,000 in severance expense, a $120,000 write-down of an investment security, a full quarter of BOLI income and a full quarter of savings from the FHLB advance restructuring, core earnings for the second quarter were $318,000.
  Loan Growth:  Since June 30, 2013, the loan portfolio has grown by $12.7 million.

Highlights

Net income:

For the second quarter 2013 compared to the second quarter of 2012 –

  Net income in 2013 was $232,000, an increase of 139.0% over 2012
  Annualized Earnings per share was $0.20
  Net interest income declined 1.0% or $27,000
  Provision for loan losses declined 67.3% or $368,000
  Noninterest income decreased 13.8% or $202,000
  Noninterest expense decreased 1.3% or $44,000

For the first six months of 2013 compared to same period in 2012 –

  Net income in 2013 was $372,000, an increase of 83.5% over 2012
  Annualized Earnings per share was $0.16
  Net interest income declined 1.1% or $60,000
  Provision for loan losses declined 59.2% or $381,000
  Noninterest income increased 0.5% or $12,000
  Noninterest expense increased 0.9% or $57,000

Asset quality:

Asset quality maintained its positive trend this quarter –

  Total classified assets declined $276,000, or 1.96% on a linked quarter basis, to $13.8 million.
  Nonperforming assets declined $2.8 million, or 32.2% on a linked quarter basis, to $5.8 million.
  Nonperforming assets as a percent of total assets declined to 1.74% from 2.62% on a linked quarter basis.
  Annualized net loan charge-offs as a percent of average loans increased to 0.39% from 0.24% on a linked quarter basis.
  Allowance for loan losses declined to 1.27% of loans from 1.29% on a linked quarter basis.

Net interest margin improved this quarter:

  Net interest margin increased to 3.51% from 3.39% on a linked quarter basis.
  Yield on earning assets increased to 4.45% from 4.41% on a linked quarter basis.
  Cost of funds improved to 0.97% from 1.08% on a linked quarter basis.

Capital levels remained solid this quarter after last December's successful private placement:

  Tangible common equity as a percent of tangible assets decreased to 10.02% from 10.41% on a linked quarter basis.
  Tier 1 leverage ratio remained stable at 10.76% this quarter compared to 10.77% last quarter.

Net Interest Income

For the second quarter 2013 compared to the second quarter 2012 –

Net interest income before provision for loan losses in 2013 declined slightly, $27,000, compared to 2012, with the net interest margin declining to 3.51% from 3.59%. Declines in interest income were offset by declines in interest expense. Interest income from loans declined by $110,000 as a result of reduced average loan balances, but yield increased slightly to 5.38%. Interest income from securities declined by $51,000. Total yield on earning assets declined to 4.45% from 4.76%. Interest expense from savings account deposits improved by $15,000 as a result of reduced rates. Interest expense from time deposits improved by $102,000, due to both reduced balances and lower rates. A significant portion of the bank's time deposits are on 60-month terms. We expect continued costs savings throughout the fourth quarter of 2013 and the first quarter of 2014 as time deposits continue to mature and renew at lower rates. Higher average balances of non-interest-bearing deposits also supported the reduction in cost of funds to 0.97% from 1.19%.

For the first six months of 2013 compared to same period 2012 –

Net interest income before provision for loan losses in 2013 declined $60,000 compared to 2012. Although the net interest margin declined to 3.46% from 3.60%, declines in interest income were nearly completely offset by declines in interest expense. Interest income from loans declined by $200,000 as a result of reduced average loan balances with a yield of 5.37%, down slightly from 5.40% in 2012. Interest income from securities declined by $152,000 due mainly to reduced yields. Total yield on earning assets declined to 4.43% from 4.79%. Interest expense from savings account deposits improved by $45,000 as a result of reduced rates. Interest expense from time deposits improved by $195,000, due to both reduced balances and lower rates. Higher average balances of non-interest-bearing deposits also supported the reduction in cost of funds to 1.02% from 1.21%.

Non-Interest Income

For the second quarter 2013 compared to the second quarter 2012 –

Non-interest income declined to $1.3 million in 2013 compared to $1.5 million in 2012. This was due to several factors including a $120,000 impairment charge on an investment and lower gains realized on the sale of securities. These declines were partially offset by a $74,000 improvement in service charges and fees on deposit accounts, a $47,000 increase in fees from the sale of loans to Fannie Mae, and $35,000 in income from the new BOLI.

For the first six months of 2013 compared to same period 2012 –

Non-interest income increased to $2.3 million in 2013 compared to $2.2 million in 2012. This was due mainly to a $181,000 improvement in service charges and fees on deposit accounts, a direct result of the earnings enhancement projects completed during 2012, and $102,000 in additional secondary market lending fees. This improvement was partially offset by a $120,000 impairment charge on an investment and lower net gains on the sales of securities.

Non-Interest Expense

For the second quarter 2013 compared to the second quarter 2012 –

Non-interest expense decreased $44,000, or 1.3%, in 2013 compared to 2012. Salaries and benefits expense increased by $223,000 due to $102,000 in severance expense for this quarter's reduction in force, and also because savings from last year's reduction in force have been redeployed into positions which are generating new revenue. Across-the-board expense reductions in other areas compensated for the increased salaries and benefit expenses. Savings from last year's renegotiation with our core system provider are being redeployed into new technologies to improve productivity. We also experienced savings as a result of reduced consulting expense and investigation costs.

For the first six months of 2013 compared to same period 2012 –

Non-interest expense has increased by $57,000, or 0.9%, in 2013 from 2012. Again, savings from last year's reduction in force have been redeployed into positions which are generating new revenue. As a result, salaries and benefits expense have increased by $391,000. A portion of this increase was due to $102,000 in severance expense for the 2013 reduction in force, and $123,000 was related to stock-based compensation awarded to key managers in 2013 for the Company's performance during 2012. Reduced benefits expenses offset much of the increases. Expenses related to foreclosed properties, including losses on other real estate owned, which was reclassified from non-interest income into non-interest expense, declined by $114,000 compared to 2012. Again, savings from last year's renegotiation with our core system provider is being redeployed into new technologies to improve productivity.

Balance Sheet

Total assets increased $518,000, or 0.2%, to $335.3 million as of June 30, 2013, compared to year-end 2012. The main driver of the balance sheet growth was a $4.9 million increase in securities sold to repurchase, which is seasonal. Excess cash was used to purchase bank owned life insurance and investment securities. The deposit mix improved as non-interest-bearing deposits grew by $4.3 million and time deposit balances declined by $4.7 million. Loan balances declined $4.2 million to $231.9.9 million, due mainly to the maturity of one large commercial loan. Capital declined by $474,000 during the first six months of 2013 to $36.1 million, due to increased unrealized losses in the investment portfolio.

Asset quality

In the first six months of 2013, asset quality continued to improve. Classified assets declined by $509,000 during the first six months of 2013 to $13.8 million, or 35.8% of tier 1 capital plus the allowance for loan losses. Non-performing assets, excluding troubled debt restructures (TDR's) declined by $3.2 million to $5.8 million, or 1.7% of assets.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc.is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With nine bank offices located throughout the Northern Neck region and a residential lending production office in Middlesex County, the Bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

Selected Financial Data

Quarters ended:	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 335,316	$ 329,132	$ 334,798	$ 318,237	$ 321,902
Loans	234,851	234,875	239,238	242,826	241,491
Deposits	271,175	267,695	275,175	268,005	268,416
Loans to deposits	86.6%	87.7%	86.9%	90.6%	90.0%

CAPITAL
Common equity	$ 36,111	$ 36,793	$ 36,585	$ 36,048	$ 28,031
Total equity to assets	10.77%	11.18%	10.93%	11.33%	8.71%
Tangible common equity to tangible assets	10.02%	10.41%	10.17%	10.54%	7.90%
Tier 1 Leverage Ratio	10.76%	10.77%	10.93%	10.64%	8.08%

PROFITABILITY MEASURES
Interest Income	$ 3,339	$ 3,353	$ 3,454	$ 3,416	$ 3,516
Interest Expense	713	774	830	851	863
Net Interest Income	$ 2,626	$ 2,579	$ 2,624	$ 2,565	$ 2,653
Provision for Loan Losses	179	83	572	680	547
Net Interest Income after Provision	$ 2,447	$ 2,496	$ 2,052	$ 1,885	$ 2,106
Non-interest Income	1,262	1,000	1,425	1,554	1,465
Non-interest Expense	3,418	3,283	3,115	3,120	3,462
Income before Taxes	$ 291	$ 213	$ 362	$ 319	$ 109
Income Taxes	59	73	99	86	12
Net Income	$ 232	$ 140	$ 263	$ 233	$ 97
Return on Average Assets	0.28%	0.17%	0.33%	0.29%	0.12%
Return on Average Equity	2.55%	1.53%	2.90%	2.91%	1.38%
Net interest margin	3.51%	3.39%	3.63%	3.59%	3.59%
Yield on earning assets	4.45%	4.41%	4.75%	4.77%	4.76%
Cost of funds	0.97%	1.08%	1.12%	1.16%	1.19%

PER SHARE DATA
Basic Earnings per share (EPS)	$ 0.05	$ 0.03	$ 0.10	$ 0.09	$ 0.04
average basic shares outstanding	4,817,856	4,813,812	2,610,856	2,610,856	2,610,856
Diluted Earnings per share (EPS)	$ 0.05	$ 0.03	$ 0.10	$ 0.09	$ 0.04
diluted average shares outstanding	4,820,014	4,816,490	2,613,096	2,612,258	2,613,877

ASSET QUALITY
Classified assets	$ 13,797	$ 14,073	$ 14,306	$ 17,701	$ 15,781
Classified assets to Tier 1 capital + ALL	35.82%	36.72%	37.54%	47.40%	54.24%
Non-performing assets (excluding TDR's)	$ 5,842	$ 8,620	$ 9,007	$ 10,252	$ 10,441
Non-performing assets to total assets	1.74%	2.62%	2.69%	3.22%	3.24%
Net charge-offs	$ 231	$ 142	$ 816	$ 683	$ 514
Net charge-offs to average loans	0.39%	0.24%	1.36%	1.14%	0.85%
Loan loss reserves to non-performing loans	119.75%	61.21%	52.83%	47.37%	43.33%
Loan Loss Reserve to Loans	1.27%	1.29%	1.29%	1.37%	1.38%

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.